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+--------+
| FORM 4 |                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                                WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

       Bernstein,                   Steven                            E.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

c/o SBA Communications Corporation
One Town Center Road
Third Floor
--------------------------------------------------------------------------------
                                   (Street)

Boca Raton                           FL                               33486
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

                                             SBA Communications Corporation
2.  Issuer Name and Ticker or Trading Symbol (NASDAQ National Market: SBAC)
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year  6/99
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)


6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)


           X  Director            X   10% Owner
         -----                  -- --
           X  Officer                 Other
         -- --                  -----
      (give title below)     (specify below)

      Chairman of the Board, President and Chief Executive Officer
      ------------------------------------------------------------


7.  Individual or Joint/Group Filing (Check Applicable Line)

    __X__  Form filed by One Reporting Person
    _____  Form filed by More than One Reporting Person

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)              Securities        ship          of Indirect
   Security              Date       Code            (Instr. 3, 4 and 5)             Beneficially      Form:         Beneficial
   (Instr. 3)            (Month/    (Instr. 8)                                      Owned at          Direct        Ownership
                         Day/    -----------------------------------------------    End of            (D) or        (Instr. 4)
                         Year)                                                      Month             Indirect (I)
                                   Code      V   Amount        (A) or    Price      (Instr. 3 and 4)  (Instr. 4)
                                                               (D)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock     6/21/99    P           222,222        A        9.00        300,641             I       These Securities
                                                                                                                are beneficially
                                                                                                                owned directly
                                                                                                                by Bernstein
                                                                                                                Family Limited
                                                                                                                Partnership I and II
                                                                                                                Indirectly owned by
                                                                                                                self as sole
                                                                                                                general partner
                                                                                                                of Bernstein
                                                                                                                Family Limited
                                                                                                                Partnership I and II
----------------------------------------------------------------------------------------------------------------------------------

(Over)
                                                                 SEC 1474 (7-97)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)

                             Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

FORM 4 (continued)

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4 and 5)
                                      ative               Year)
                                      Security

                                                                           --------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-   11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship         ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form         of In-
                                 Date                                           ative       Secur-           of De-       direct
                                 (Month/Day/                                    Secur-      ities            rivative     Bene-
                                 Year)                                          ity         Bene-            Secu-        ficial
                                                                                (Instr. 5)  ficially         rity:        Owner-
                               --------------------------------------------                 Owned            Direct       ship
                               Date     Expira-              Amount or                      at End           (D) or      (Instr. 4)
                               Exer-    tion         Title   Number of                      of               Indi-
                               cisable  Date                 Shares                         Month            rect (1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                 /s/  Steven E. Bernstein          7/10/99
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                                      Steven E. Bernstein
                                  Chairman, Chief Executive
                                    Officer and President
                                                                   Page 2
                                                          SEC 1474 (7-97)